Exhibit 10.17

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) made this 13th day of October, 2015, (“Effective Date”) by and between Station Park CenterCal, LLC, a Delaware limited liability company (“Landlord”), and Pluralsight, LLC, a Utah limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as of September 30, 2013 (hereinafter referred to as the “Lease”), pursuant to which Tenant leased from Landlord a certain premises designated as Suite 200 on the second floor of Building E containing approximately 28,970 rentable square feet (the “Original Premises”), located at 180 N. Union Avenue, Farmington, Utah 84025, in the development commonly known as “Station Park”; and

WHEREAS, the initial Term of the Lease expires on August 31, 2019, and is subject to two (2) Renewal Periods of five (5) years each; and

WHEREAS, the parties hereto desire to modify the Lease to expand the Original Premises to include the “cross-hatched” space indicated on the building site plan attached hereto as Exhibit A-1 comprising the entire third floor of Building J located at 320 North Station Parkway, Farmington Utah 84025 and consisting of an additional approximately 43,145 rentable square feet in aggregate (the “Expansion Premises”), upon certain terms and conditions, including certain rent abatements for staged occupancy by Tenant for the Expansion Premises and certain term and options particular to the Expansion Premises, all as more specifically set forth herein below; and

WHEREAS, the parties hereto desire to amend and supplement the Lease, all as hereinafter provided.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual promises contained herein, the parties hereto, intending to be legally bound, agree as follows:

1) Incorporation of Recitals/Exhibits and Definitions. Each of the foregoing recitals and representations form a material part of this First Amendment and are incorporated herein by this reference. All capitalized terms not otherwise herein defined shall have the meanings set forth in the Original Lease.

2) Expansion Premises. From and after the date upon which the last of the following shall occur: (a) the date Landlord delivers exclusive possession of the Expansion Premises to Tenant, and (b) the date Landlord’s approval of Tenant’s Drawings for the Expansion Premises in accordance with Exhibit C (“Expansion Date”), the Premises referred to in the Lease shall be modified to include the Expansion Premises, and all references in the Lease inclusive of this First Amendment to the “Premises” shall include both the Expansion Premises and the Original Premises, and all references in the Lease to the “Building” or “Buildings” shall include Building J. Exhibit A and Exhibit A-1 attached hereto show the outline of the Premises and the Expansion Premises and their respective locations on the Site Plan for Station Park and, effective on the Expansion Date, is hereby substituted for the present Exhibit “B” and Exhibit “B-1”, respectively, attached to the Lease with the same force and effect as if the Expansion Premises had been leased originally to Tenant and Exhibit A and Exhibit A-1 attached hereto had originally been attached to the Lease. It is understood and agreed by and between the parties hereto that commencing on the Expansion Date all of the terms and conditions of the Lease shall apply to the Expansion Premises as though the Expansion Premises were originally a portion of the Premises as defined in the Lease, unless otherwise expressly modified or excepted by this First Amendment.

3) Term of Expansion Premises. The parties expressly agree (a) that the term of the Lease with respect to the Expansion Premises (hereinafter, the “Expansion Term”) shall not be coterminous in duration with the Term of Original Premises, and, rather, (b) that the Expansion Term shall commence as of the Expansion Premises Rent Commencement Date and end upon the date that is sixty (60) months following the first day of the calendar month immediately following the month containing the Expansion Premises Rent Commencement Date (unless the Expansion Premises Rent Commencement Date is the first day of a calendar month, in which event the Term shall end sixty (60) months following the Expansion Premises Rent Commencement Date). The provisions of Article 16 of the Lease shall apply separately to the Original Premises and to the Expansion Premises upon the expiration of their respective terms. Notwithstanding the occurrence of the natural expiration of the Term with respect the Original Premises (in the event that Tenant does not exercise its option to renew pursuant to Section 1.2.4 of the Lease), the Lease shall remain full force and effect with respect to the Expansion Premises during the Expansion Term, unless sooner terminated in accordance with the terms and provisions of the Lease inclusive of this First Amendment.

4) Option to Renew. Tenant shall have the right, in accordance with and subject to the provisions set forth in Section 1.2.4 of the Lease, to renew the Expansion Term for one (1) period of five (5) years; provided, however, that the required time period for prior written notification by Tenant to Landlord of its election to renew the Expansion Term shall be on or before twelve (12) months prior to the expiration of the Expansion Term (Lease Section 1.2.4.C).

5) Rent Commencement Date of Expansion Premises. The commencement date for the payment of Basic Rent for the Expansion Space shall be the earliest of the following: (i) the date upon which Tenant first beneficially occupies the Expansion Premises for the conduct of its business, or (ii) the date one hundred twenty (120) days from and after the Expansion Date, or (iii) date of substantial completion of Tenant’s Expansion Improvements in the Initial Expansion Space (defined below), with the earliest of (i), (ii), or (iii) hereinafter being referred to as the “Expansion Premises Rent Commencement Date.” Notwithstanding anything to the contrary contained in the foregoing, Tenant shall be entitled to an abatement of Basic Rent for portions of the Expansion Premises in accordance with the following staged occupancy schedule: (a) for the period of the Expansion Term commencing on the Expansion Premises Rent Commencement Date and continuing through the eleventh (11th) month thereof, Tenant shall occupy and pay Basic Rent only on that portion of the Expansion Premises equal to 19,000 rentable square feet (the “Initial Expansion Space”); (b) thereafter, beginning on the twelfth (12th) month of the Expansion Term and continuing through the seventeenth (17th) month thereof, Tenant shall occupy and pay Basic Rent upon that portion of the Expansion Space constituting the Initial Expansion Space plus an additional 9,500 rentable square feet of the Expansion Space (the “Second Phase Space”) for a total of 28,500 rentable square feet in aggregate; and (c) thereafter, beginning on the eighteenth (18th) month of the Expansion Term, Tenant shall pay full Basic Rent upon and occupy the entire Expansion Premises of approximately 43,145 rentable square feet. The foregoing staged rent abatement provisions are conditioned as follows (the “Rent Abatement Contingency”): in the event that Tenant takes occupancy of more than 22,800 rentable square feet of the Expansion Space prior to the eleventh (11th) month and/or more than 34,200 rentable square feet of the Expansion Space prior to the eighteenth (18th) month, then in each case Tenant’s rent abatement for such period shall cease and Tenant shall immediately commence payment of Basic Rent for the entirety of such space so occupied without the benefit of further rent abatement for such period. The parties agree that Tenant may perform Tenant’s Work on the entire Expansion Premises in accordance with Exhibit C. As a result, the amount of rentable square feet of the Expansion Space that Tenant shall be deemed to have taken occupancy for purposes of determining whether or not the Rent Abatement Contingency has been satisfied is shown per

Exhibit D with occupancy phases identified therein. The parties agree that in order to determine the rentable square footage actually occupied by Tenant in the Expansion Premises for purposes hereof, each of Landlord’s and Tenant’s representatives shall coordinate and perform a walk-through of the Expansion Premises space each ninety (90) days following the Expansion Date, until such time as the Expansion Premises is occupied in full by Tenant, to inspect occupancy and verify the total rentable square footage then so-occupied by Tenant.

6) Expansion Premises Basic Rent; Base Year. Effective on the Expansion Premises Rent Commencement Date, the Basic Rent payable by Tenant under the Lease applicable to the Expansion Premises shall be $24.50 per rentable square foot (the “Expansion Premises Basic Rent”) for the first lease year of the Expansion Term, and payable subject to the rent abatement schedule set forth in Section 4 hereinabove. The Base Year for the Expansion Premises shall be Calendar Year 2016. The Expansion Premises Basic Rent shall be subject to a three percent (3%) annual escalation for each year during the Expansion Term, following the first calendar year in which the Expansion Premises Rent Commencement Date occurs.

All Rent payments due under the Lease shall continue to be paid in the intervals and manner required under the Lease and shall be made payable to Landlord to the address for payments set forth in the Lease.

7) Tenant’s Expansion Improvements. Tenant shall provide all construction work and improvements to the Expansion Premises (the “Tenant’s Expansion Improvements”) in accordance with Landlord’s prescribed procedures and practices set forth in Exhibit C to this First Amendment (which Exhibit C is expressly intended to be applicable to the Expansion Premises with respect to Tenant’s Expansion Improvements) attached hereto and made a part hereof. In the event of any conflict of provisions between Exhibit C of this First Amendment and Exhibit “E” of the Lease, the parties agree that Exhibit C of this First Amendment shall control as to the Expansion Premises. Except as otherwise specifically provided for in Exhibit C of this First Amendment, Tenant accepts the Expansion Premises in its “as is” condition; it being expressly understood that Landlord has made no representations or warranties with respect to such premises and that Tenant has inspected same and found such premises to be satisfactory.

8) Construction Allowances. As contribution to Tenant’s construction of Tenant’s Expansion Improvements, Landlord agrees to provide Tenant with a tenant improvement allowance in the amount equal to Fifty-Five and No/I00 Dollars ($55.00) per usable square foot of floor area of the Expansion Premises (the Expansion Premises is estimated to have 37,517 usable square feet), which equates to a sum of $2,063,435.00 (hereafter, the “Expansion Construction Allowance”), together with a separate and additional fixed sum in an amount equal to Ninety-Three Thousand Dollars ($93,000) in connection with Tenant’s installation of a variable refrigerant HVAC system exclusively serving the Expansion Premises (the “HVAC Allowance”) as part of Tenant’s Work (defined in Exhibit C), which HVAC system shall remain at the Expansion Premises following Tenant’s surrender of the Expansion Premises at the expiration or earlier termination of the Expansion Term. The Expansion Construction Allowance and the HVAC Allowance shall be paid to Tenant in accordance with the requirements and procedures set forth in Section 3.03 of Exhibit C attached hereto and incorporated by reference.

9) Contingency. If, at end of the third (3rd) lease year of Expansion Term, Tenant, having determined that it needs additional space for its operations, (a) agrees to relocate within the Station Park development to office space comprising at least 100,000 rentable square feet or greater (a “Substitute Space”), (b) provides Landlord with at least twelve (12) months’ written notice of its desire to relocate to a proposed Substitute Space, and (c) and executes and delivers to Landlord or a Landlord Affiliated Entity a new lease for such Substitute Space, the parties agree that this First Amendment with respect to the Expansion Premises shall be terminable by either party and thereafter become null and void and of no further force and effect as to the Expansion Premises, and neither party shall have any further rights or obligations hereunder as of the effective date of such termination with respect to the Expansion Premises, except for those provisions of the Lease that expressly survive the termination thereof.

10) Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this First Amendment other than Coldwell Banker Commercial Advisors, for Landlord, and Newmark Grubb ACRES, for Tenant, and releases and will indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified herein) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified herein) claiming by, through or on behalf of it with respect to the Lease or the negotiation of this Lease. Landlord will pay any brokers named in this paragraph in accordance with the applicable listing agreement for Building J.

11) Security Deposit. Concurrently with the execution and delivery of this First Amendment, Tenant shall deposit with Landlord the sum of Eighty-Eight Thousand Eighty-Seven and 71/100 Dollars ($88,087.71) in cash, as and for a security deposit for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of the Lease with respect to the Expansion Premises (the “Expansion Security Deposit”). The Expansion Security Deposit shall be subject to the terms and provisions of Section 2.5 of the Lease.

12) Signage. Notwithstanding anything to the contrary contained in Section 4.6 of the Lease, with respect to the Expansion Premises Landlord will provide to Tenant the right to install, at Tenant’s sole cost and expense, the following signage: (a) one building standard tenant identification sign adjacent to the entry door of the Expansion Premises, (b) one monument exterior sign position, at such time as a monument sign is constructed, and (c) one standard interior building directory listing. All such signage will be subject to review and approval by Landlord and shall conform to Landlord’s sign criteria. Subject to applicable laws and regulations and Landlord’s sign criteria, Landlord shall also permit Tenant to install up to three (3) exterior building crown signs on Building J in the locations shown on Exhibit B attached hereto, or otherwise the maximum number of exterior building crown signs as may be permitted by applicable law, whichever is less, in the locations on the building as shall be approved in advance by Landlord. Tenant agrees, at Tenant’s sole cost and expense, to have such exterior signs manufactured, erected and/or installed and fully operative on or before the Expansion Premises Rent Commencement Date in accordance with Landlord’s sign criteria and all applicable laws and regulations. Tenant will not install or permit to be installed in the Expansion Premises any other sign, decoration or advertising material of any kind that is visible from the exterior of the Expansion Premises. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this section.

13) Design Elements. As part of Tenant’s Expansion Improvements, Tenant desires to construct the following design features: (i) a 14-foot plastic tube slide feature originating from the Expansion Premises for the purpose of allowing egress of persons from the Premises onto the Building J second floor Common Area atrium (the “Slide Feature”); and, (ii) a spiral staircase connecting the Expansion Premises to the Building J second floor Common Area atrium (the “Staircase Feature”). In the event that Landlord approves such design features (as part of Landlord’s review and approval of Tenant’s plans pursuant to Exhibit C and Section 7 hereof) and Tenant constructs such design features, Tenant hereby agrees as follows: (a) Tenant, at its sole cost and expense, shall maintain in first-class condition and repair the Slide Feature and/or Staircase Feature at all times during the Expansion Term; (b) the Slide Feature and Staircase Feature shall be deemed part of the Premises for all purposes under the Lease, including, but not limited to, the provisions of Section 10.1.1(b) of the Lease with respect to Tenant’s commercial general liability insurance coverage, and Tenant shall procure an increase the combined single limit of its commercial general liability insurance coverage to Five Million and 00/100 Dollars ($5,000,000.00) on or before the Expansion Date; (c) notwithstanding anything to the contrary contained in the Lease, Tenant shall indemnify, defend and hold harmless Landlord and the Landlord Affiliated Entities from and against all Claims arising from, related to, or in connection with the use or presence of the Slide Feature and the Staircase Feature; and (e) upon Tenant’s surrender of the Expansion Premises following the expiration or earlier termination of the Lease, Tenant shall remove the Slide Feature and Staircase Feature and restore the Common Area and the Premises affected thereby to its original condition, repairing any damage occasioned by their removal.

14) Time is of the Essence. Time is of the essence with respect to each and every obligation arising under this First Amendment and the Lease.

15) Binding Effect. All of the covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

16) Confirmation of Terms. All of the terms, covenants and conditions of the Lease, except as are herein specifically modified and amended, shall remain in full force and effect, and are hereby adopted and reaffirmed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date set forth above.

WITNESS:	LANDLORD:

Station Park CenterCal, LLC,
a Delaware limited liability company

By: CenterCal, LLC,
a Delaware limited liability company
Its: Sole Member

By: CenterCal Associates, LLC,
a Delaware limited liability company
Its: Manager
/s/ illegible	By: /s/ illegible
Its: Manager

WITNESS:	TENANT:

Pluralsight, LLC,
a Utah limited liability company

/s/ illegible	By: /s/ Greg Woodward

Name: Greg Woodward

Title: COO

Exhibit A

Expansion Premises/ Floor Plan

(attached)

Exhibit A-1

Site Plan; Original Premises and Expansion Premises

(attached)

PARK LANE
SP-89
INTERSTATE 15
LEGACY HIGHWAY
CLARK LANE
B-300
ORIGINAL
PREMISES
J-300
EXPANDED
PREMISES

LEGEND

SHOPPING CENTER BOUNDARY

EXPANSION PREMISES

ORIGINAL PREMISES

PLURALSIGHT
SPACE J-300

SITE PLAN EXHIBIT

22 September 2015

SCALE

STATION PARK

FARMINGTON, UTAH

CENTERCAL
PROPERTIES, LLC

Exhibit B

Tenant’s Building Signage

West Facing:

South Facing:

East Facing:

Exhibit C

CONSTRUCTION PROCEDURES

ARTICLE 1.00 GENERAL DESIGN AND CONSTRUCTION CRITERIA

1.01	Tenant is responsible for letting contracts relating to the construction and installation of Tenant’s Expansion Improvements (each, alternately referred to herein, as “Tenant’s Work”), supervision and completion of such Tenant’s Expansion Improvements and payment therefor, procurement of all permits and permissions related to such Tenant’s Expansion Improvements, compliance with the requirements of all authorities having jurisdiction and with conditions contained herein, and payment of all fees and charges incurred in connection therewith. Tenant shall furnish Landlord for Landlord’s prior approval names and addresses of all contractors and subcontractors who shall perform the Tenant’s Expansion Improvements, copies of all contracts and subcontracts, and copies of all necessary permits, licenses and approvals.

1.02	Landlord reserves the right to withhold authorization for any Tenant’s Expansion Improvements to proceed until furnished with reasonable evidence that Tenant has made provision to pay the full cost of the work and to discharge any liens that may arise therefrom.

1.03	Tenant shall impose and enforce all terms hereof on any architect, engineer, designer, contractor and workmen engaged by Tenant, its contractors and subcontractors.

1.04	Tenant shall comply with that certain Tenant Design Criteria Manual dated June, 2015 (as may be amended from time to time, the “Handbook”), a copy of which has previously been provided to Tenant and is hereby incorporated herein by reference. In the event of any conflict between the terms of this Exhibit C and the Handbook, the terms of the Handbook shall govern and control.

ARTICLE 2.00 OTHER WORK OF LANDLORD

2.01	Tenant acknowledges that Landlord may be carrying out certain other work in the Expansion Premises and the Shopping Center at the time that Tenant’s Expansion Improvements are being carried out and that such work by Landlord can only be undertaken at the same time or subsequent to work being completed by Tenant. Certain work (including correction of deficiencies) may be undertaken or completed subsequent to the Expansion Date.

ARTICLE 3.00 TENANT’S DRAWINGS

3.01	Prior to the commencement of any Tenant’s Expansion Improvements, Tenant shall prepare and furnish to Landlord, at Tenant’s cost and expense, in compliance with applicable laws, statutes, ordinances and codes, a complete set of interior store finish working drawings (“Tenant’s Drawings”) which Tenant’s Drawings shall include, without limitation, floor plans, interior elevations, details of any special installation which will affect the Building or perimeter walls of the Expansion Premises, complete plans for all mechanical, plumbing and electrical work including details of underfloor surfaces, specifications for all materials, finishes and other work, and performance characteristics for fixtures and equipment. Where applicable, Tenant’s Drawings shall include sections and elevations for tenant entries, details of entry signage (which conform to Landlord’s sign criteria), reflected ceiling plans, and changes in sprinkler head locations. Tenant’s Drawings shall be full and complete in all respects as may be necessary for construction and determination of the specific scope of the Tenant’s Expansion Improvements. Tenant’s Drawings shall be certified (sealed) by an architect duly registered in the state where the Expansion Premises is located.

3.02	After Tenant submits Tenant’s Drawings to Landlord, Landlord shall have seven (7) days to approve or disapprove Tenant’s Drawings, and in the event Landlord does not approve the same, Landlord shall advise Tenant of Landlord’s comments to Tenant’s Drawings. Failure by Landlord to approve or disapprove Tenant’s Drawings within the time limits prescribed herein shall constitute a disapproval by Landlord. In the event Landlord disapproves Tenant’s Drawings, Tenant shall incorporate Landlord’s comments into Tenant’s Drawings within ten (10) days from receipt thereof and resubmit the same to Landlord, who shall have ten (10) days to approve or disapprove the revised Tenant’s Drawings. In the event Landlord does not approve the same, the procedures set forth herein shall be followed until such time as Landlord has approved the revised Tenant’s Drawings.

Tenant’s Drawings shall be approved by Landlord and Tenant by affixing thereon the signature or initials of an authorized officer or employee of each of the respective parties hereto and shall be incorporated by reference as Exhibit C-1 to this First Amendment. The signature of an authorized officer or employee shall be deemed conclusive evidence of the approval indicated by such signature. Landlord and Tenant agree to appoint competent personnel to work with the other party in the preparation of Tenant’s Drawings.

In the event Tenant desires or is required to modify or change Tenant’s Drawings after the same have been approved in the manner provided above, Tenant shall submit such modifications or changes to Landlord for review and consideration and the procedures governing approval of Tenant’s Drawings shall apply to any such modifications or changes.

Any approval by Landlord of any of Tenant’s Drawings shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of Tenant’s Drawings, or the improvements to which they relate, for any reason, purpose or condition, but such approval shall merely be the consent of Landlord, as may be required hereunder, in connection with performance of the Tenant’s Expansion Improvements in accordance with Tenant’s Drawings.

3.03	Upon fulfillment of all of the conditions precedent set forth below, Landlord shall contribute the Expansion Construction Allowance and HVAC Allowance (both as set forth in Section 9 of the First Amendment) to apply toward Tenant’s Expansion Improvements. Said sums for the Expansion Construction Allowance and HVAC Allowance shall not in any event apply toward Tenant’s trade fixtures, personal property, or signs. The Expansion Construction Allowance and the HVAC Allowance shall be payable within thirty (30) days from the date Tenant’s Expansion improvements are completed in accordance with the terms of the Lease inclusive of the First Amendment and Tenant has submitted to Landlord a written statement requesting such payment, provided that at the time of such request and scheduled payment:

(1)	Tenant shall not be in default of the Lease;

(2)	Intentionally Deleted.

(3)	No liens shall have been filed and appropriate waivers, affidavits and releases of lien shall have been received by Landlord covering all work for which payment is requested;

(4)	The certificate of occupancy for the Expansion Premises shall have been issued;

(5)	Tenant’s architect shall have certified in writing to Landlord that Tenant’s Work has been completed in accordance with Tenant’s Drawings and with applicable laws, ordinances, rules, regulations and codes;

(6)	Landlord has received, if applicable, the written affirmation from Tenant’s subcontractors as contemplated by Section 4.03 hereof, in form and substance acceptable to Landlord; and

(7)	Landlord has received a complete set of “as-built” Tenant’s Drawings.

In the event Landlord fails to pay Tenant the Expansion Construction Allowance and/or the HVAC Allowance when required following the satisfaction by Tenant of the foregoing, Tenant shall have the right to provide a second written request to Landlord. In the event Landlord fails to pay the Expansion Construction Allowance and/or the HVAC Allowance to Tenant within thirty (30) days following Tenant’s delivery of the second written request, Tenant shall have the right to offset such due and unpaid allowances against Basic Rent due under the First Amendment until the Expansion Construction Allowance and 1-IVAC Allowance have been recovered in fill.

ARTICLE 4.00 TENANT’S WORK

4.01	At its own expense, Tenant shall provide all design, engineering, plans, specifications, drawings, permits, fees, work, labor, skill and equipment required to construct any Tenant’s Work in accordance with Tenant’s Drawings, approved in the manner set forth herein.

4.02	The following shall be carried out at Tenant’s expense and by Landlord’s contractor:

(1)	all approved modifications and/or additions to the shell building structural system, roof and life safety systems, including, without limitation, installation of approved modifications and additions for the existing shell building sprinkler system, and

(2)	any drilling, cutting, coring and patching for conduit, pipe sleeves, chases, duct equipment, or openings in the floors, walls, columns or roofs of the Expansion Premises which is approved by Landlord.

The following may be carried out by Tenant’s contractor at Tenant’s expense subject to the requirements of Section 4.03 below:

(1)	all approved modifications to the shell building plumbing, heating, cooling, ventilating, exhaust, control and electrical distribution systems as installed by Landlord, and

(2)	patching of building standard fireproofing, if applicable.

4.03

Modifications to the shell building systems set forth in Section 4.02 and special requirements of Tenant will be considered by Landlord only if applied for at the time Tenant’s Drawings are submitted for approval and if they are compatible with the capacity and character of the shell building. Drawings for such proposed modifications shall be certified (sealed) by an, architect duly registered in the State of Utah. Landlord shall not be required to grant its consent to allow Tenant’s contractor to perform such work unless Tenant agrees to obtain from Landlord’s subcontractor(s) originally responsible for the installation of such shell building systems written statements in form satisfactory to Landlord, that Tenant’s modifications of such shell building systems will be performed in a good workmanlike manner and specifically affirming the continued validity of any and all warranties and guaranties in effect prior to commencement of any Tenant’s Work from each such shell building systems subcontractor. Restrictions on mechanical and electrical connections by Tenant may be imposed as reasonably necessary by Landlord to insure that no warranty or guarantee pertaining to the shell building is lost or jeopardized.

4.04	No construction work shall be undertaken or commenced by Tenant until:

(1)	Tenant’s Drawings have been submitted to and approved by Landlord, and

(2)	all necessary building permits and required insurance coverages have been secured and certificates of insurance delivered to Landlord.

4.05	Tenant shall proceed with Tenant’s Work with respect to Tenant’s Expansion Improvements expeditiously, continuously, and efficiently, and shall complete the same by the date one hundred twenty (120) days following the Expansion Date. Failure to complete by such date shall not prevent commencement of the Expansion Term or commencement of any rental or other charges payable by Tenant under the First Amendment and the Lease.

4.06	Tenant shall ensure that all materials, skill and workmanship in the Tenant’s Work shall be of uniformly high quality, not less than building standard, and in accordance with the best standards of practice and any governing codes or regulations. Tenant shall have the obligation to timely deliver any materials and equipment and labor to be supplied by Tenant so as not to delay substantial completion of the Tenant’s Work. Tenant represents and warrants that Tenant’s Drawings and the improvements contemplated thereby shall be in compliance with applicable building and zoning laws, ordinances, regulations and any covenants, conditions or restrictions affecting the Shopping Center, and that the same are in accordance with good engineering and architectural practice, and that Tenant’s Drawings are sufficient for issuance of a building permit for the Tenant’s Work. Further, Tenant shall be responsible for obtaining the certificate of occupancy for the Expansion Premises, and shall furnish the same to Landlord prior to the Expansion Premises Rent Commencement Date.

4.07	Tenant shall appoint a representative as Tenant’s representative with full authority to make decisions and commitments on behalf of Tenant in respect to Tenant’s Work and changes therein.

4.08	All Tenant’s Work shall be confined to the interior of the Expansion Premises, with the exception of sign mountings, which shall be performed in compliance with Landlord’s sign criteria and the approved sign drawings.

ARTICLE 5.00 TENANT’S ACCESS FOR COMPLETION OF WORK

5.01	Subject to compliance with applicable rules referred to in Article 5.00, Tenant and its architects, designers, engineers, contractors and workmen employed by Tenant shall have access to and non-exclusive use of the Expansion Premises to perform Tenant’s Work and such other work approved by Landlord as Tenant may desire. Any such work shall be done by contractors selected by Tenant and approved by Landlord, as aforesaid, provided that there shall be no conflict caused thereby with any union or other contract to which Landlord or Landlord’s general contractor may be a party and Tenant’s general contractor shall utilize Landlord’s base building subcontractors for mechanical, electrical and plumbing work. If Tenant’s contractor or subcontractors or trades or workmen cause such conflict, Tenant shall forthwith remove them from the Shopping Center. Landlord shall have no responsibility or liability whatsoever with respect to any work or attendant materials left or installed in the Shopping Center, and shall be reimbursed by Tenant for any additional costs and expenses of Landlord caused thereby, or resulting directly or indirectly from any delays caused to Landlord or to Landlord’s general contractor.

5.02	In order to ensure that work proceeds efficiently on the Shopping Center, Landlord and Landlord’s general contractor may from time to time make rules for coordination of all construction work. Tenant shall ensure that any architect, engineer, designer, contractor and workmen employed by Tenant is informed of and observes such rules, and prior to commencement of any construction work makes appropriate arrangements with Landlord or Landlord’s general contractor, particularly with respect to:

(a)	Material handling and hoisting facilities.

(b)	Material and equipment storage.

(c)	Time and place of deliveries.

(d)	Hours of work and coordination of work.

(e)	Power, heating and washroom facilities.

(f)	Scheduling.

(g)	Security.

(h)	Clean-up.

5.03	Landlord may require that neat screens or hoardings as designed or prescribed by Landlord be erected at Tenant’s expense around the work and the Expansion Premises, that all work be conducted and all tools and materials be kept behind such hoardings, and that all cutting, drilling or other work of a noisy or vibrant nature be conducted outside the normal business hours of tenants in occupancy.

5.04	Tenant shall at all times keep the Expansion Premises and adjacent areas free from accumulations of waste material or rubbish caused by its suppliers, contractors or workmen. Landlord may require clean-up on a daily basis and reserves the right to do clean-up at the expense of Tenant if Landlord’s reasonable requirements in this regard are not complied with. At the completion of the work, Tenant’s contractor shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Expansion Premises and shall leave the Expansion Premises clean to the satisfaction of Landlord. This final clean-up shall include the cleaning of light fixtures, windows, entries and public space affected by the work. Upon completion of any Tenant’s Work, Tenant shall notify Landlord’s project manager or tenant coordinator that the Tenant’s Work have been completed and is available for inspection for conformance with the approved Tenant’s Drawings and shall promptly deliver to Landlord a complete set of “as-built” Tenant’s Drawings.

5.05	Any damage caused by Tenant’s contractor or sub-trades to any work of Tenant’s prime contractor to any property of Landlord or other tenants shall be repaired forthwith to the satisfaction of Landlord by Tenant at Tenant’s expense.

5.06	If Tenant’s contractor does not prosecute the Tenant’s Work properly in accordance with the approved Tenant’s Drawings, Landlord, after three days’ written notice to Tenant, and without prejudice to any other right or remedy Landlord may have, may remedy the default or make good any deficiencies, and recover the costs incurred therein from Tenant.

ARTICLE 6.00 PERFORMANCE OF TENANT’S WORK BY LANDLORD

6.01	If Landlord performs any of Tenant’s Work hereunder, whether at the request of Tenant or as provided herein to be performed by Landlord at Tenant’s cost, or if Landlord performs other work or supplies materials or equipment on the Expansion Premises or in the Building by agreement in writing with Tenant, Tenant shall pay to Landlord the direct cost thereof to Landlord plus 10% of such cost in respect of coordination by Landlord.

6.02	Tenant shall pay to Landlord any amount payable under Article 6.01 not more than 30 days after receipt of invoice therefor, provided that if requested by Landlord, Tenant shall pay to Landlord 35% of the estimated amount thereof at the time Landlord commences such work or orders materials or equipment for such work and shall make progress payments to Landlord as the work proceeds in such amounts as Landlord may require.

ARTICLE 7.00 INSURANCE; PAYMENT DOCUMENTATION

7.01	Prior to commencement of Tenant’s Work, Tenant shall obtain, at its sole expense, and maintain during the performance of such Tenant’s Work, the following insurance coverages:

(i)	Workers’ compensation insurance covering all persons directly employed by Tenant in connection with such Tenant’s Work and with respect to which death or injury claims could be asserted against Tenant, Landlord, the Shopping Center or any interest therein, with limits not less than as required by applicable laws and regulations, together with employer’s liability coverage with limits of not less than $250,000.00 per occurrence;

(ii)	Commercial general liability insurance with limits of not less than $1,000,000.00 with respect to injury or death to any one person, $3,000,000.00 with respect to any one occurrence, and $500,000.00 with respect to property damage arising out of any one occurrence, which policy(ies) shall (a) name as additional insureds Landlord, its management agent and such other persons as Landlord may designate; (b) be written by insurance companies licensed to do business in the state where the Expansion Premises is located and reasonably acceptable to Landlord; (c) provide that such policy(ies) may not be canceled by the insurer without giving Landlord at least thirty (30) days prior written notice; (d) protect and insure Landlord and its management agent on account of any loss or damage arising from injury or death to persons or damage or destruction to property caused by or related to or occurring on (A) the Expansion Premises, (B) any act or omission of Tenant, or its respective agents, employees, licensees, invitees or contractors on any portion of the Shopping Center, including the Expansion Premises, and (C) any breach of Tenant’s indemnity obligations hereunder; and (e) include contractual liability coverage insuring the indemnity obligations provided for herein; and

(iii)	All Risk Builders Risk And Casualty Liability insurance in the full amount of the cost of the Tenant’s Work.

Further, Tenant shall cause each of Tenant’s architect and engineer to maintain an “errors and omissions” insurance policy written in limits of not less than $1,000,000.00 on a per occurrence basis.

Tenant shall defend, indemnify and hold harmless Landlord, its management agent and the Landlord Affiliated Entities from and against any and all losses, damages, costs (including, without limitation, attorneys’ fees and court costs), liabilities, causes of action and settlements arising from or related to or in connection with any work performed by or on behalf of Tenant, including injury to persons or damage to property. Anything herein to the contrary notwithstanding, the obligations of Landlord under this Lease (including, without limitation, Landlord’s covenant to construct and install the Improvements), and any covenant, representation, warranty or undertaking made by Landlord in this Lease, shall be deemed to exclude any matter to the extent attributable in whole or in part to (i) architectural, design and/or engineering defects contained in Tenant’s Drawings or non-compliance of the same with applicable building codes and rules and regulations of governmental authorities having jurisdiction thereof and other applicable laws, (ii) errors and/or omissions and/or negligent acts of Tenant’s architect and/or engineer and (iii) the Tenant’s Work.

7.02	Prior to commencement of any Tenant’s Work, Tenant shall furnish Landlord with a performance bond executed by a commercial surety reasonably satisfactory to Landlord, in an amount equal to the cost of all such work and the payment of all liens for labor and material that could arise therefrom.

7.03	Tenant shall furnish Landlord with sworn owner’s and contractor’s statements, contractor’s affidavits and partial and final waivers of lien, in such form and content as Landlord may require, in order to establish that the cost of all labor, services and materials furnished in connection with Tenant’s Work has been paid in full and to keep the Expansion Premises and the Shopping Center free from all liens and claims.

ARTICLE 8.00 ARTICLE 8.00 MECHANIC’S LIEN

8.01	Tenant shall not suffer or permit any mechanic’s lien or other lien to be filed against the Shopping Center, or any portion thereof including the Expansion Premises, by reason of Tenant’s Work. If any such mechanic’s lien or other lien shall at any time be filed against the Shopping Center, or any portion thereof including the Expansion Premises, Tenant shall cause the same to be discharged of record within 30 days after the date of filing the same. If Tenant shall fail to discharge such mechanic’s lien or liens or other lien within such period, then, in addition to any other right or remedy of Landlord, after five days prior written notice to Tenant, Landlord may, but shall not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien as to the Shopping Center by deposit in the court having jurisdiction of such lien, the foreclosure thereof or other proceedings with respect thereto, of a cash sum sufficient to secure the discharge of the same, or by the deposit of a bond or other security with such court sufficient in form, content and amount to procure the discharge of such lien, or in such other manner as is now or may in the future be provided by present or future law for the discharge of such lien as a lien against the Shopping Center, or any portion thereof, including the Expansion Premises. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all costs, fees and expenses in connection therewith (including reasonable attorney’s fees of Landlord), together with interest thereon at the Maximum Rate, shall be repaid by Tenant to Landlord on demand by Landlord and if unpaid may be treated as Additional Rent. Tenant shall indemnify and defend Landlord and the Landlord Affiliated Entities against and save Landlord, the Landlord Affiliated Entities and the Shopping Center, or any portion thereof, including the Expansion Premises, harmless from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorney’s fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien.

All materialmen, contractors, artisans, mechanics, laborers and any other person now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Expansion Premises, or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic’s lien or other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Shopping Center, or any portion thereof, including the Expansion Premises.